Business Wire

September 15, 2005 1:01 PM US Eastern Timezone


                                           CONTACT:
                                           Vicki Banner
                                           Keating & Co.
                                           Tel: 973-966-1100
                                           Email: vbanner@keatingco.com


               INTERCHANGE FINANCIAL SERVICES CORP. TO PRESENT AT
              RBC CAPITAL MARKETS FINANCIAL INSTITUTIONS CONFERENCE


Saddle Brook, NJ, September 15, 2005 - Interchange Financial Services Corp. (NASDAQ: IFCJ), whose principal subsidiary is Interchange Bank, a commercially focused community bank, today announced it is presenting at RBC Capital Market's upcoming Financial Institutions Conference on Martha's Vineyard, Sept. 19 - 21, 2005. Anthony Abbate, president and CEO, Anthony J. Labozzetta, executive vice president and COO, and Charles T. Field, senior vice president and CFO, will discuss the Company's economic and competitive environment, corporate strategies, historical track record and performance.

Interchange will present from 10:50 a.m. until 11:20 a.m. eastern time, on Tuesday, Sept. 20th. The presentation can also be viewed through a live audio Web cast, easily accessible at http://www.wsw.com/webcast/dr24/ifcj/; there will also be access available on the company's website at www.interchangebank.com. Participants will need Windows Media Player to listen to the live Web cast and should go to the Web site at least 15 minutes prior to the presentation to download and install any necessary software. A replay of the Web cast will be available via the Web site for approximately 30 days after the conference. There is no charge to access the event.

About Interchange Financial Services Corp.
Interchange Financial Services Corporation (NASDAQ:IFCJ) wholly-owns Interchange Bank, one of Bergen County's largest independent commercial banks. A thought leader in the industry, the Bank was among the first to implement a broad range of innovative services, including 24-hour, 7-day-a-week online banking and bill paying services, online stock trading, and the ability to apply for a loan online with an instant credit decision. Mutual funds and annuities are offered by ICBA Financial Services, through the Bank's investment department. With $1.5 billion in assets and 29 branches, the Bank focuses its efforts on the local communities from which it derives deposits and generates loans. Through Interchange Bank's subsidiary, Interchange Capital Company, L.L.C., cost effective equipment leasing solutions are available to small- and middle market companies. For additional information, please visit the company's Web site at www.interchangebank.com.

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the information that could materially affect the Company's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Reform Litigation Act of 1995, as amended.


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